Exhibit 99.1

    ProAssurance Reports 2006 Year-End and Fourth Quarter Results

    SUMMARY

    ProAssurance Corporation reports 2006 Net Income of $236 million, or $6.85 per diluted share. Income from continuing operations in 2006 was $127 million, or $3.72 per diluted share. Net income per diluted share for the fourth quarter of 2006 was $1.01. Book value per share increased $9.02 to $33.61 in 2006. Premiums Written in the year were up slightly, counter to the prevailing year-over-year downtrend in the medical professional liability market. Other year-end 2006 highlights include total revenues of $738 million, strong operating cash flow of $183 million, stockholders' equity of $1.1 billion, and total assets of $4.3 billion.

    BIRMINGHAM, Ala.--(BUSINESS WIRE)--Feb. 27, 2007--ProAssurance Corporation's (NYSE: PRA) results for the year and quarter ended
December 31, 2006 are as follows:

    Unaudited Consolidated Financial Summary:

    (in thousands, except per share data)



Continuing Operations (1, 2)

                               Three Months Ended      Year Ended
                                  December 31,        December 31,
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
Gross Premiums Written         $126,719  $138,219  $578,983  $572,960
                               ========= ========= ========= =========
Net Premiums Written           $122,372  $121,351  $543,376  $521,343
                               ========= ========= ========= =========
Net Premiums Earned            $153,772  $143,347  $583,067  $543,241
                               ========= ========= ========= =========
Net Investment Income           $41,167   $27,832  $149,789   $99,193
                               ========= ========= ========= =========
Net Realized Investment Gains
 (Losses)                          $(79)    $(403)  $(1,199)     $912
                               ========= ========= ========= =========
Total Revenues                 $196,371  $171,880  $737,598  $647,950
                               ========= ========= ========= =========
Guaranty Fund Assessments        $1,235     $(117)   $2,609      $226
                               ========= ========= ========= =========
Interest Expense                 $2,999    $2,472   $11,073    $8,929
                               ========= ========= ========= =========
Total Expenses                 $146,192  $134,364  $560,771  $539,087
                               ========= ========= ========= =========
Tax Expense                     $14,389   $10,614   $49,843   $28,837
                               ========= ========= ========= =========
Income From Continuing
 Operations(1, 2)               $35,790   $26,902  $126,984   $80,026
                               ========= ========= ========= =========
Discontinued Operations(1)
  Income From Discontinued
   Operations                        $-    $7,816  $109,441   $33,431
                               ========= ========= ========= =========
Net Income
Net Income                      $35,790   $34,718  $236,425  $113,457
                               ========= ========= ========= =========

(1) Results from our Personal Lines operations, net of tax, are reported as discontinued operations in all periods presented. The sale of that business was effective January 1, 2006. All other data is attributable to continuing operations from our Professional Liability business.

(2) Continuing Operations reflects results from PIC Wisconsin since
 August 2006.





Earnings Per Share

                               Three Months Ended      Year Ended
                                  December 31,        December 31,
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
Weighted average number of
 common shares outstanding
    Basic                        33,243    31,088    32,044    30,049
    Diluted                      36,111    33,986    34,925    32,908
Earnings per share (Basic)
  Income from Continuing
   Operations                     $1.08     $0.87     $3.96     $2.66
  Income from Discontinued
   Operations                         -      0.25      3.42      1.11
                               --------- --------- --------- ---------
  Net Income per share (Basic)    $1.08     $1.12     $7.38     $3.77
                               ========= ========= ========= =========
Earnings per share (Diluted)
  Income from Continuing
   Operations                     $1.01     $0.81     $3.72     $2.52
  Income from Discontinued
   Operations                         -      0.23      3.13      1.02
                               --------- --------- --------- ---------
  Net Income per share
   (Diluted)                      $1.01     $1.04     $6.85     $3.54
                               ========= ========= ========= =========





Cash Flow Analysis

                               Three Months Ended      Year Ended
                                  December 31,        December 31,
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
Cash Provided by Insurance
 Operations                     $52,569   $73,229  $288,980  $324,507
Taxes Paid on Sale of
 Discontinued Operations
 (Personal Lines)                     -         -   (54,565)        -
Net Purchases of Trading
 Portfolio Securities            (4,207)     (248)  (51,585)     (917)
                               --------- --------- --------- ---------
Net Cash Provided by Operating
 Activities                     $48,362   $72,981  $182,830  $323,590
                               ========= ========= ========= =========


    --  Net Cash Provided by Operating Activities (Operating Cash
        Flow) was affected by net outflows from trading securities activity of $51.6 million and the payment of $54.6 million in taxes on the sale of our Personal Lines operations.




Balance Sheet Highlights(1)

                                   December 31, 2006 December 31, 2005
                                   ----------------- -----------------
Stockholders' Equity                     $1,118,547          $765,046

Total Investments (Continuing
 Operations)                             $3,492,098        $2,614,319

Total Assets (Continuing
 Operations)                             $4,342,853        $3,341,600

Policy Liabilities (Continuing
 Operations)                             $2,967,097        $2,572,008

Accumulated Other Comprehensive
 Income (Loss)                                 $111           $(8,834)

Goodwill (Continuing Operations)            $72,213           $29,494

Book Value per Share                         $33.61            $24.59

(1) 2006 Balance Sheet Highlights reflect the addition of PIC
 Wisconsin.





Key Ratios (Continuing Operations)

                               Three Months Ended      Year Ended
                                  December 31,        December 31,
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
Net Loss Ratio                     74.8%     74.5%     76.0%     80.7%
Expense Ratio                      18.3%     17.6%     18.2%     16.9%
                               --------- --------- --------- ---------
Combined Ratio                     93.1%     92.1%     94.2%     97.6%
                               ========= ========= ========= =========
Operating Ratio                    66.3%     72.7%     68.5%     79.3%
                               ========= ========= ========= =========
Return on Equity                   13.0%     14.3%     13.5%     11.6%
                               ========= ========= ========= =========


    -- Gross Premiums were higher in 2006 than in 2005 because of the additional business generated by our acquisition of NCRIC, Inc. in August 2005 and from our acquisition of Physicians Insurance Company of Wisconsin (PIC Wisconsin) in August 2006. Gross Premiums Written were down in the fourth quarter, compared to last year's quarter, because of competitive overall market conditions. PIC Wisconsin did not materially contribute to premiums due to the timing of their renewals, which are weighted to the start of the first and third quarters.

    -- Policyholder retention for 2006 was 84% and 83% in the fourth quarter.

    -- Premiums on renewing policies were higher by 3% in 2006 and 1% in the fourth quarter compared to the same periods a year ago. ProAssurance continues pricing its policies at levels that are designed to maintain its margins, despite lower overall pricing in the marketplace.

    -- Favorable net loss reserve development totaled $36.3 million in 2006, with $13.3 million coming in the fourth quarter. This development continues to come primarily from the accident years 2002, 2003 and 2004.

    -- Return on Equity was 13.5% in 2006. Strong cash flow, resulting in increased investment income, along with favorable loss reserve development, drove an increase in ROE for the year.

    -- Book Value per Share grew by $9.02. Organic Book Value growth added $4.70 per share; the sale of ProAssurance's Personal Lines business and the purchase of PIC Wisconsin added $3.29 and $1.03 to Book Value per Share respectively.

    Florida Verdict Commentary

    We continue to pursue post-trial and appellate relief in the $217 million malpractice verdict against insureds of one of our subsidiaries in Tampa. We continue to believe, based upon our current analysis of appellate and coverage issues, potential recoveries from our insurance and reinsurance programs, potential settlement discussions, as well as our historical settlement practices, that our reserves are adequate. We are monitoring the developments with this verdict, as we do all verdicts, and will make adjustments to our reserves as necessary.

    Conference Call Information

    --  Live: Tuesday, February 27, 2007, 10:00 AM ET. Dial (800)
        310-1961 or (719) 457-2692 outside North America. The call will also be webcast on our website, ProAssurance.com, and on StreetEvents.com.

    -- Replay: By telephone, through March 9, 2007 at (888) 203-1112 or (719) 457-0820, using access code 4017871. Via internet, through March 30, 2007 at ProAssurance.com and
        StreetEvents.com.

    -- Podcast: Available on a free subscription basis through a link on the home page of the ProAssurance website.

    About ProAssurance

    ProAssurance Corporation is the nation's fourth largest writer of medical professional liability insurance through our principal subsidiaries The Medical Assurance Company, Inc., ProNational Insurance Company, NCRIC, Inc., Physicians Insurance Company of Wisconsin, Inc., and Red Mountain Casualty Insurance Company, Inc. We also write professional liability coverage through Woodbrook Casualty Insurance, Inc.

    Caution Regarding Forward-Looking Statements

    Any statements in this News Release that are not historical facts are specifically identified as forward-looking statements. These statements are based upon our estimates and anticipation of future events and are subject to certain risks and uncertainties that could cause actual results to vary materially from the expected results described in the forward-looking statements. Forward-looking statements are identified by words such as, but not limited to, "anticipate," "believe," "estimate," "expect," "hope," "hopeful," "intend," "may," "optimistic," "potential," "preliminary," "project," "should," "will," and other analogous expressions. There are numerous important factors that could cause our actual results to differ materially from those in the forward-looking statements. Thus, sentences and phrases that we use to convey our view of future events and trends are expressly designated as forward-looking statements as are sections of this news release clearly identified as giving our outlook on future business.

    Forward-looking statements relating to our business include among other things: statements concerning liquidity and capital requirements, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court judgment, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other matters.

    These forward-looking statements highlight significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

    -- general economic conditions, either nationally or in our market area, that are worse than anticipated;

    -- regulatory and legislative actions or decisions that adversely affect our business plans or operations;

    --  inflation and changes in the interest rate environment;

    -- performance of financial markets and/or changes in the securities markets that adversely affect the fair value of our investments or operations;

    -- changes in laws or government regulations affecting medical professional liability insurance;

    --  changes to our ratings assigned by rating agencies;

    --  the effects of health care changes, including managed care;

    -- uncertainties inherent in the estimate of loss and loss adjustment expense reserves and reinsurance, and changes in the availability, cost, quality, or collectibility of reinsurance;

    -- bad faith litigation which may arise from our involvement in the settlement of claims;

    -- post-trial motions which may produce rulings adverse to us and/or appeals we undertake that may be unsuccessful;

    -- significantly increased competition among insurance providers and related pricing weaknesses in some markets;

    -- our ability to achieve continued growth through expansion into other states or through acquisitions or business combinations;

    -- the expected benefits from acquisitions may not be achieved or may be delayed longer than expected due to, among other reasons, business disruption, loss of customers and employees, increased operating costs or inability to achieve cost savings, and assumption of greater than expected liabilities;

    -- changes in accounting policies and practices that may be adopted by our regulatory agencies and the Financial
        Accounting Standards Board; and

    --  changes in our organization, compensation and benefit plans.

    You should not place undue reliance on any such forward-looking statements, which speak only as of the date made. The factors listed above could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law or regulations, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

    Our results may differ materially from those we expect and discuss in any forward-looking statements. The principal risk factors that may cause these differences are described in various documents we file with the Securities and Exchange Commission, such as our current reports on Form 8-K, and our regular reports on Forms 10-Q and 10-K, particularly in "Item 1A, Risk Factors."

    CONTACT: ProAssurance Corporation
             Frank B. O'Neil, 800-282-6242 or 205-877-4461
             Sr. Vice President,
             Corporate Communications & Investor Relations foneil@ProAssurance.com